Filed pursuant to Rule 424(b)(5)
          Registration No. 333-161676

Prospectus Supplement
(To Prospectus dated September 17, 2009)

34,000,000 Shares

Dana Holding Corporation

Common Stock

We are offering 34,000,000 shares of our common stock, par value $0.01 per share. We have granted the underwriters a 30-day option to purchase up to an additional 5,100,000 shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “DAN”. On September 23, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $7.05 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$6.7500	$229,500,000
Underwriting discounts and commissions	$0.3408	$11,587,200
Proceeds to Dana Holding Corporation (before expenses)	$6.4092	$217,912,800

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about September 29, 2009.

Goldman, Sachs & Co.

Citi	J.P. Morgan

Deutsche Bank Securities	UBS Investment Bank	Barclays Capital

Prospectus Supplement dated September 23, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus that is required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any state or other jurisdiction where the offer and sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any such free writing prospectus is accurate only as of the date of the applicable document.

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement includes references to EBITDA (defined as earnings before interest, taxes, depreciation, amortization and restructuring), which is the measure currently being used by Dana as the primary measure of our reportable operating segment performance. EBITDA differs from financial measures calculated in accordance with U.S. generally accepted accounting principles, or GAAP. EBITDA was selected as the primary measure for operating segment performance as well as a relevant measure of our overall performance given the enhanced comparability and usefulness of this measure after application of fresh start accounting. The most significant impact to our ongoing results of operations as a result of applying fresh start accounting is higher depreciation and amortization. Management also believes that EBITDA is an important measure since the financial covenants of our primary debt agreements are EBITDA-based, and our management incentive performance programs are based, in part, on EBITDA. Because it is a non-GAAP measure, EBITDA should not be considered a substitute for net income or other reported results prepared in accordance with GAAP.

In this prospectus supplement, the terms “Dana”, “we”, “us” and “our” refer to Dana Holding Corporation, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities that may be offered pursuant to the accompanying prospectus with the SEC. The prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. These filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. We maintain a website at www.dana.com where our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. The Standards of Business Conduct for Employees and the Standards of Business Conduct for the board of directors adopted by us are also available on our website and are available in print to any stockholder who requests them. Such requests should be made in writing to the Corporate Secretary at Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43537.

As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications from time to time that contain such statements. All statements regarding our expected financial position, strategies and growth prospects and general economic conditions we expect to exist in the future are forward-looking statements. The words “anticipates”, “believes”, “feels”, “expects”, “estimates”, “seeks”, “strives”, “plans”, “intends”, “outlook”, “forecast”, “position”, “target”, “mission”, “assume”, “achievable”, “potential”, “strategy”, “goal”, “aspiration”, “outcome”, “continue”, “remain”, “maintain”, “trend”, “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may” or similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. A forward-looking statement speaks only as of the date the statement is made, and we do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Among other factors, the risk factors mentioned elsewhere in this prospectus supplement or previously disclosed in our SEC reports (accessible on the SEC’s website at www.sec.gov or on our website at www.dana.com) could cause actual results to differ materially from forward-looking statements and from historical performance. We do not have any intention or obligation to update forward-looking statements after we distribute the prospectus or any prospectus supplement.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors, the description of our common stock and the financial statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Dana Holding Corporation

We are a world leader in the supply of axles, driveshafts and structural, sealing and thermal-management products, as well as genuine service parts. Our customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle and off-highway markets. Headquartered in Maumee, Ohio, Dana was incorporated in Delaware in 2007. As of June 30, 2009, we employed approximately 22,500 people and operated 112 major facilities in 26 countries.

For a description of our business, financial condition, results of operations and other important information regarding Dana, we refer you to our filings with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information”. More information about us is also available through our website at www.dana.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Our principal executive offices are located at 3939 Technology Drive, Maumee, Ohio 43537, telephone (419) 887-3000.

The Offering

Common stock offered by us	34,000,000 shares, or 39,100,000 shares if the underwriters’ option to purchase additional shares is exercised in full.

Common stock to be outstanding after this offering(1)	134,198,885 shares, or 139,298,885 shares if the underwriters’ option to purchase additional shares is exercised in full.

Public offering price per share	$6.75.

Use of proceeds after expenses	We estimate that the net proceeds to us from the sale of our common stock in this offering, after deducting underwriting discounts and commissions and offering expenses, will be approximately $217 million (assuming no exercise of the underwriters’ option to purchase additional shares). We intend to use a portion of the net proceeds from this offering to repay debt under our term facility. We intend to use the remaining net proceeds from this offering for general corporate purposes. See “Use of Proceeds”.

Conflicts of interest	Affiliates of Goldman, Sachs & Co. are lenders under our term facility and will receive a proportionate share of the net proceeds of this offering used to repay outstanding borrowings under the facility. Because more than 5% of the net proceeds of the offering may be paid to affiliates of Goldman, Sachs & Co. as lenders under our term facility, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” under NASD Rule 2720 and, therefore, this offering will be conducted in accordance with applicable requirements of FINRA Rule 5110 and NASD Rule 2720. See “Underwriting — Conflicts of Interest”.

Registrar and transfer agent	Wells Fargo Bank, N.A.

New York Stock Exchange symbol	“DAN”.

(1)	Based on 100,198,885 shares of common stock outstanding as of September 23, 2009.

RECENT DEVELOPMENTS

During the third quarter, we continued to repurchase debt outstanding under our term facility, using cash of $12 million to repurchase approximately $15 million of debt principal. We had repaid or repurchased approximately $125 million of debt principal during the six months ended June 30, 2009.

As of the date of this prospectus supplement, Dana expects its revenue for the quarter ending September 30, 2009 to be approximately $1.3 billion. We also estimate that our segment earnings before interest, taxes, depreciation, amortization and restructuring (EBITDA) for the quarter ending September 30, 2009 will be approximately $90 million to $100 million.

As previously reported, we have been notified by two of our larger customers that quality issues allegedly relating to products supplied by us could result in warranty claims. We are engaged in discussions with both Toyota Motor Corporation and a tier one supplier to the Volkswagen Group regarding the technical aspects of the root causes of the vehicle performance issues. We do not currently believe that either of these matters will result in a material liability to Dana.

As previously reported, we participated in the General Motors Corp. (GM) supplier program under which GM Supplier Receivables LLC (GMSR), a subsidiary of GM, purchased GM receivables from approved GM suppliers. The obligations of GMSR related to these purchases were guaranteed by the U.S. Department of the Treasury. As a consequence of GM’s emergence from Chapter 11 bankruptcy proceedings, we discontinued future participation in this program in the third quarter of 2009.

In the third quarter of 2008, we entered into an agreement to sell our corporate headquarters. We completed the relocation of our corporate headquarters personnel to other facilities in the Toledo, Ohio area during the third quarter of 2009.

During the third quarter, James A. Sweetnam became our President and Chief Executive Officer. Mr. Sweetnam also was appointed as a member of our Board of Directors.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below, together with the risks beginning on page 3 of the accompanying prospectus, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein, before reaching a decision regarding an investment in our common stock. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related to Our Common Stock

Future sales of substantial amounts of our common stock could affect the market price of our common stock.

Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of common stock issued upon exercise of options or warrants or upon conversion of our outstanding preferred stock, or perceptions that those sales and/or conversions could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

Our issuance of additional common stock or preferred stock could cause our common stock price to decline.

Issuances of substantial numbers of additional shares of our common stock or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances could occur, could cause prevailing market prices for our common stock to decline, which could negatively impact your investment. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock or our preferred stock with respect to dividends or any liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decline.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile. As the price of our common stock on the New York Stock Exchange constantly changes, it is impossible to predict whether the price of our common stock will rise or fall. Trading prices of our common stock will be influenced by our financial condition, operating results and prospects and by economic, financial and other factors, such as prevailing interest rates, interest rate volatility and changes in the automotive industry and competitors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of common stock by us in the market could affect the price of shares of our common stock.

You may not receive dividends on the common stock.

We have not declared or paid any common stock dividends since 2005. The provisions of our term facility restrict the payment of dividends on shares of common stock, and we do not currently anticipate paying any such dividends. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions contained in our credit agreements, business prospects and other factors that our board of directors considers relevant. In addition, we will be required to pay any accrued and unpaid dividends on our preferred stock prior to paying any dividends on our common stock. Our dividend policy, and any current or future restrictions on our ability to pay dividends, could adversely affect the market price of our common stock.

Provisions in our Restated Certificate of Incorporation, Bylaws and Shareholders Agreement may discourage a takeover attempt.

Certain provisions of our Restated Certificate of Incorporation and Bylaws, as well as the General Corporation Law of the State of Delaware, may have the effect of delaying, deferring or preventing a change in control of Dana. Such provisions, including those regulating the nomination of directors, limiting who may call special stockholders’ meetings and eliminating stockholder action by written consent, together with the terms of our outstanding preferred stock, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest. In addition, our Shareholders Agreement with the current holders of our Series A Preferred Stock provides that such holders will have approval rights with respect to certain corporate transactions, including certain transactions involving a change of control of Dana. The existence of such approval rights could discourage a takeover attempt.

The conversion price of our preferred stock will adjust downward as a result of this offering.

The current conversion price of our outstanding preferred stock is $13.19 per share of common stock. Under the terms of our preferred stock, the conversion price will be adjusted downward (based on a formula set forth in our Restated Certificate of Incorporation) in the event that we issue common stock at a price that is less than the then-current conversion price. For example, if we had issued 27,000,000 shares of common stock on September 18, 2009 at a price of $6.24 per share (the last reported sale price of our common stock on the New York Stock Exchange on September 18, 2009), then the conversion price of our common stock would have decreased from $13.19 per share to $12.19 per share immediately following such issuance. Even if the conversion price remains higher than our current stock price, any such downward adjustment could adversely affect the interests of the holders of our common stock and adversely affect the price of our common stock.

Holders of our Series A Preferred Stock have limited approval rights with respect to our business and may have conflicts of interest with holders of our common stock in the future.

Under the terms of our Shareholders Agreement with the current holders of our Series A Preferred Stock, such holders have limited approval rights with respect to certain corporate transactions, including an issuance of our common stock at a price below the current market price (as defined in the Shareholders Agreement). Although such holders have waived their approval right in respect of our issuance of common stock pursuant to this offering, there can be no assurance that they will waive their rights or grant approvals in respect of future transactions that may be in the best interests of the holders of our common stock.

We may not be able to maintain our listing with the New York Stock Exchange.

In December 2008, we received written notice from the New York Stock Exchange (NYSE) that we had fallen below the NYSE’s continued listing standard because over a 30 trading-day period our total market capitalization was less than $100 million and the average 30 trading-day closing price of our common stock had fallen below $1.00. We notified the NYSE in January 2009 that we intend to resolve these matters and we expect that we will be in full compliance with the NYSE’s continued listing standards in the near future. However, there can be no assurances that we will be able to maintain our listing. If we are delisted from the NYSE, the price of our common stock could decline significantly and holders of shares of our common stock may find it difficult to resell their shares at prices quoted in the over-the-counter market or at all.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $217 million, after deducting underwriting discounts and commissions and estimated expenses payable by us, assuming no exercise of the underwriters’ option to purchase additional shares. We intend to use a portion of the net proceeds from this offering to repay approximately $109 million outstanding under our term facility, plus accrued interest and applicable fees. We intend to use the remaining net proceeds from this offering for general corporate purposes.

Amounts outstanding under our term facility are payable up to January 31, 2014 in equal quarterly amounts on the last day of each fiscal quarter at a rate of 1% per annum of the original principal amount of the term facility, adjusted for any prepayments. The remaining balance is due in equal quarterly installments in the final year of the term facility with final maturity on January 31, 2015. Prepayments require a premium payment of 1% of the principal being prepaid. The term facility interest rate is a floating rate based on, at our option, the base rate or LIBOR rate (each as described in the term facility) plus a margin of 3.25% in the case of base rate loans or 4.25% in the case of LIBOR rate loans. Through January of 2010, the LIBOR rate payable may not be less than 3.00%.

The provisions of our term facility require that 50% of the net proceeds of an equity offering be used to repay outstanding principal of our term loan. As a result of debt repurchases, approximately 10% of the outstanding principal amount of our term loan is held by a wholly-owned subsidiary of Dana. Accordingly, a corresponding percentage of the principal repayment (approximately $11 million) will be returned to us and will not reduce our long-term debt.

Affiliates of Goldman, Sachs & Co. are lenders under our term facility and will receive a proportionate share of the net proceeds of this offering used to repay outstanding borrowings under the facility. See “Underwriting — Conflicts of Interest”. An affiliate of Citigroup Global Markets Inc. is a lender and the administrative agent and collateral agent under our $650 million revolving credit facility and is the administrative agent and collateral agent under our term facility. An affiliate of J.P. Morgan Securities Inc. is a lender under our $650 million revolving credit facility and is a lender under our term facility. An affiliate of Barclays Capital Inc. is a lender and the documentation agent under both our $650 million revolving credit facility and our term facility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents position and capitalization as of June 30, 2009, on an actual basis and on an as-adjusted basis, to give effect to this offering and the repayment of approximately $109 million principal amount outstanding under our term facility, assuming no exercise of the underwriters’ option to purchase additional shares. The “as adjusted” column below also gives effect to the August 2009 repurchase of $15 million of outstanding principal under the term facility by a wholly-owned subsidiary of Dana.

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 and our Current Report on Form 8-K filed on September 2, 2009, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30,
	2009
	Actual	As Adjusted
	(In millions, except
	par value)

Cash and cash equivalents	$553	$659

Notes payable, including current portion of long-term debt	30	28
Long-term debt(1)	1,069	965

Total debt	1,099	993

Parent company stockholders’ equity:
Preferred Stock, 50,000,000 shares authorized:
Series A, $0.01 par value, 2,500,000 issued and outstanding	242	242
Series B, $0.01 par value, 5,400,000 issued and outstanding	529	529
Common Stock, $0.01 par value, 450,000,000 authorized(2)	1	1
Additional paid-in capital	2,325	2,542
Accumulated deficit(3)	(879)	(887)
Accumulated other comprehensive loss	(308)	(308)

Total parent company stockholders’ equity	1,910	2,119

Noncontrolling interests	100	100

Total equity	2,010	2,219

Total capitalization	$3,109	$3,212

(1)	A wholly-owned subsidiary of Dana paid $12 million in August 2009 to repurchase $15 million of principal outstanding under our term facility. Taking into account the related $1 million of original issue discount (OID), the repurchase resulted in a $14 million reduction in our net long-term debt and a $2 million credit to other income. Following this offering, the principal outstanding under our term facility is estimated to be further reduced by $109 million and the related OID by $7 million. Approximately 10% of the principal outstanding under the term facility is held by a wholly-owned subsidiary of Dana and, accordingly, approximately $11 million of the $109 million repayment of principal will be retained by us.

(2)	There were 100,198,885 shares of common stock issued and outstanding as of September 23, 2009. As adjusted for the offering, 134,198,885 shares will be issued and outstanding (139,298,885 shares if the underwriters exercise their option to purchase additional shares in full) based on our common stock outstanding as of September 23, 2009. From time to time, common stock is issued in conjunction with the exercise of stock options and the vesting of restricted stock units issued as part of our stock incentive plan. The potential issuance of such shares is not included in the number of shares issued and outstanding as adjusted for the offering.

(3)	Under the provisions of our term facility, we are required to pay a premium of 1% of any principal amount prepaid. The payment of 101% of principal, together with the reduction in our net debt outstanding (including the related OID), results in a loss of $8 million. We will also expense $2 million of deferred financing costs in connection with the reduction in debt. These charges, net of the $2 million gain resulting from the August 2009 repurchase of debt, will increase the accumulated deficit by $8 million.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “DAN”. The common stock began trading on such exchange on February 1, 2008.

Set forth below are the high and low prices for our common stock as reported by the New York Stock Exchange for the most recently completed fiscal year and the first, second and third quarters of the current fiscal year:

	High	Low

2008
First Quarter (beginning February 1, 2008)	$13.30	$8.50
Second Quarter	$12.65	$5.10
Third Quarter	$7.49	$4.10
Fourth Quarter	$4.83	$0.34

2009
First Quarter	$1.16	$0.19
Second Quarter	$2.75	$0.44
Third Quarter (through September 23, 2009)	$7.44	$1.17

On September 23, 2009, the closing price for our common stock as reported on the New York Stock Exchange was $7.05. As of September 23, 2009, there were 6,092 registered holders of our common stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock (“Shares”) by a Non-U.S. Holder. This summary assumes that Shares are held as capital assets (generally, for investment). For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of Shares that is treated for U.S. federal tax purposes as:

•	a non-resident alien individual;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of a jurisdiction other than the United States or any state or political subdivision thereof;

•	an estate, other than an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, other than a trust that (i) is subject to the primary supervision of a court within the United States and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, a Non-U.S. Holder does not include a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes). If a partnership or other pass-through entity is a beneficial owner of Shares, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires Shares, you should consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of Shares. Also, it is important to note that the rules for determining whether an individual is a non-resident alien for income tax purposes differ from those applicable for estate tax purposes.

This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to a Non-U.S. Holder in light of its particular circumstances or to Non-U.S. Holders that may be subject to special treatment under United States federal tax laws. Furthermore, this summary does not address estate and gift tax consequences (except to the extent specifically provided herein) or tax consequences under any state, local or foreign laws.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Shares and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of Shares.

Distributions

Distributions of cash or property that we pay in respect of Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits

(as determined under U.S. federal income tax principles). Except as described below under “— U.S. Trade or Business Income”, you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our Shares. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in our Shares, and thereafter will be treated as capital gain. However, except to the extent that we elect (or the paying agent or other intermediary through which you hold your Shares elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN (or successor form) certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Shares

You generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of Shares unless:

•	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “— U.S. Trade or Business Income”, below;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the Shares, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if your holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our Shares, provided that our Shares were regularly traded on an established securities market during such period. We believe that were are not currently, and we do not anticipate becoming in the future, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our Shares will be considered to be “U.S. trade or business income” if (A) such income or gain is (i) effectively connected with your conduct of a trade or business within the United States and (ii) if you are eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States or (B) we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of the disposition of your interest (subject to the exception set forth above in the second paragraph of “— Sale, Exchange or Other Taxable Disposition of Shares”). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements, including providing a properly executed IRS Form W-ECI (or successor form)); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our Shares, you will be required to include the value thereof in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN (or successor form) or otherwise establish an exemption and we do not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of Shares to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our Shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of our Shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Shares

Goldman, Sachs & Co.	20,461,200
Citigroup Global Markets Inc.	3,760,400
J.P. Morgan Securities Inc.	3,760,400
Deutsche Bank Securities Inc.	2,257,600
UBS Securities LLC.	2,257,600
Barclays Capital Inc.	1,502,800

Total	34,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 5,100,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Dana. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 5,100,000 additional shares.

Paid by Dana	No Exercise	Full Exercise

Per Share	$0.3408	$0.3408
Total	$11,587,200	$13,325,280

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.1944 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Dana; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $800,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

An affiliate of Citigroup Global Markets Inc. is a lender and the administrative agent and collateral agent under our $650 million revolving credit facility and is the administrative agent and collateral agent under our term facility. An affiliate of J.P. Morgan Securities Inc. is a lender under our $650 million revolving credit facility and is a lender under our term facility. An affiliate of Barclays Capital Inc. is a lender and the documentation agent under both our $650 million revolving credit facility and our term facility.

Conflicts of Interest.  Affiliates of Goldman, Sachs & Co. are lenders under our term facility and will receive a proportionate share of the net proceeds of this offering used to repay outstanding borrowings under the facility. Because more than 5% of the net proceeds of the offering may be paid to affiliates of Goldman, Sachs & Co. as lenders under our term facility, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” under NASD Rule 2720 and, therefore, this offering will be conducted in accordance with applicable requirements of FINRA Rule 5110 and NASD Rule 2720. Accordingly, Goldman, Sachs & Co. is not permitted to sell the shares in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

VALIDITY OF THE COMMON STOCK

The validity of the common stock offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and financial statement schedule of Dana Holding Corporation as of December 31, 2008 and for the 11 months then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2008, incorporated into this prospectus supplement and the accompanying prospectus by reference to Dana’s Current Report on Form 8-K filed on September 2, 2009, have been so incorporated in reliance on the report (which contains an explanatory paragraph related to Dana’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Dana Corporation as of December 31, 2007 and for the one month period ended January 31, 2008 and the two years in the period ended December 31, 2007, incorporated into this prospectus supplement and the accompanying prospectus by reference to Dana’s Current Report on Form 8-K filed on September 2, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to Dana’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

DANA HOLDING CORPORATION

$500,000,000

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Rights
Purchase Contracts
Units

We may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering, with an aggregate initial offering price of up to $500,000,000 (or its equivalent in foreign currencies, currency units or composite currencies). Each time we offer securities, we will provide a prospectus supplement containing more information about the particular offering together with this prospectus. The prospectus supplement also may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities without a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “DAN.”

Investing in these securities involves significant risks. We strongly recommend that you read carefully the risks we describe in this prospectus as well as in any accompanying prospectus supplement and the risk factors that are incorporated by reference into this prospectus from our filings made with the Securities and Exchange Commission. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time shares of our common stock, shares of our preferred stock, debt securities, depositary shares, warrants, rights, purchase contracts or units, or any combination thereof, in one or more offerings in amounts, at prices and on terms that we determine at the time of the offering, with an aggregate initial offering price of up to $500,000,000 (or its equivalent in foreign currencies, currency units or composite currencies). This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that describes the terms of the offering. The prospectus supplement also may add, update or change information contained in this prospectus. Before making an investment decision, you should read carefully both this prospectus and any prospectus supplement together with the documents incorporated by reference into this prospectus as described below under the heading “Incorporation by Reference.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the information incorporated by reference, provides additional information about us and our securities. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC public reference room as discussed below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in the registration statement, this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate at any date other than the date indicated on the cover page of these documents. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. The securities may be sold for U.S. dollars, foreign-denominated currency, currency units or composite currencies. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency, currency units or composite currencies as specified in the applicable prospectus supplement. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of the securities. The prospectus supplement, which we will provide each time we offer the securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any related fee, commission or discount arrangements. See “Plan of Distribution.”

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

In this prospectus, the terms “Dana,” “we,” “us” and “our” refer to Dana Holding Corporation.

DANA HOLDING CORPORATION

We are a world leader in the supply of axles, driveshafts and structural, sealing and thermal-management products, as well as genuine service parts. Our customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle and off-highway markets. Headquartered in Maumee, Ohio, Dana was incorporated in Delaware in 2007. As of June 30, 2009, we employed approximately 22,500 people and operated 112 major facilities in 26 countries.

For a description of our business, financial condition, results of operations and other important information regarding Dana, we refer you to our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.dana.com. The information on our website is not incorporated by reference into this prospectus or any accompanying prospectus supplement.

Our principal executive offices are located at 3939 Technology Drive, Maumee, Ohio 43537, telephone (419) 887-3000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. In addition, Dana may make other written and oral communications from time to time that contain such statements. All statements regarding Dana’s expected financial position, strategies and growth prospects and general economic conditions Dana expects to exist in the future are forward-looking statements. The words “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Dana or its management, are intended to identify forward-looking statements.

Dana cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. A forward-looking statement speaks only as of the date the statement is made, and Dana does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. Among other factors, the risk factors mentioned elsewhere in this prospectus or previously disclosed in Dana’s SEC reports (accessible on the SEC’s website at www.sec.gov or on Dana’s website at www.dana.com) could cause actual results to differ materially from forward-looking statements and from historical performance. Dana does not have any intention or obligation to update forward-looking statements after it distributes this prospectus or any prospectus supplement.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

RISK FACTORS

Investing in our securities involves risk.  You should carefully consider the specific risks discussed or incorporated by reference into the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things:

•	debt repayment;

•	working capital; and/or

•	capital expenditures.

We may also use such proceeds to fund acquisitions of businesses, technologies or product lines that complement our current business. We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement related to a specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends are shown in the table below. For purposes of calculating these ratios, earnings consist of income before taxes, plus fixed charges, plus amortization of capitalized interest, less interest capitalized during the period. Fixed charges include interest expense (whether expensed or capitalized), amortization of debt issuance cost, and the portion of rental expense representative of the interest factor. Interest expense does not include amounts accrued in connection with tax obligations recognized under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” as such amounts have been recorded as part of income tax expense. Preferred dividends include pre-tax amounts required to pay dividends in respect of our Series A Preferred Stock and Series B Preferred Stock.

	Dana(1)		Prior Dana(1)
	Six Months	Eleven Months	One Month
	Ended	Ended	Ended
	June 30,	December 31,	January 31,	Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges(2)	—	—	85.1	—	—	—	—
Ratio of earnings to fixed charges and preferred dividends(3)	—	—

(1)	As a result of our emergence from operating under Chapter 11 of the United States Bankruptcy Code on January 31, 2008, Dana is the successor registrant to Dana Corporation, or Prior Dana, pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended. The eleven months ended December 31, 2008 and the one month ended January 31, 2008 are distinct reporting periods, and the information shown for Prior Dana is not comparable to the information shown for Dana.

(2)	Earnings were insufficient to cover fixed charges by $188 million in the six months ended June 30, 2009, by $537 million in the eleven months ended December 31, 2008, and by $385, $568, $283 and $165 million in the years ended December 31, 2007, 2006, 2005 and 2004, respectively.

(3)	Our Series A Preferred Stock and Series B Preferred Stock were issued in connection with our emergence from bankruptcy on January 31, 2008. Earnings were insufficient to cover fixed charges and preferred dividends by $204 million in the six months ended June 30, 2009 and by $566 million in the eleven months ended December 31, 2008.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes certain terms and provisions of our common stock and preferred stock, par value $0.01 per share, to which any prospectus supplement may relate. This section also summarizes relevant provisions of Delaware law. The following description of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our Restated Certificate of Incorporation, Bylaws and Shareholders Agreement (as defined below), copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Capital Stock

As of the date of this prospectus, we have authorized capital stock in the amount of 500,000,000 shares, consisting of 450,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Of the 50,000,000 authorized shares of preferred stock, 2,500,000 shares are designated as 4.0% Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 5,400,000 shares are designated as 4.0% Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”).

As of the date of this prospectus, we had 100,162,013 outstanding shares of common stock, excluding the following shares of common stock:

•	59,893,859 shares of common stock currently issuable upon conversion of our outstanding Preferred Stock;

•	11,359,034 shares of common stock issuable upon the exercise of or lapse of restrictions on equity awards outstanding as of the date of this prospectus; and

•	4,730,966 shares of common stock reserved for future awards under our equity award plans.

As of the date of this prospectus, we had 7,900,000 shares of Preferred Stock outstanding, of which 2,500,000 were shares of Series A Preferred Stock and 5,400,000 were shares of Series B Preferred Stock.

As of the date of this prospectus, there were approximately 6,133 holders of record of our common stock and 87 holders of record of our Preferred Stock.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available therefor. Each holder of common stock is entitled to one vote for each share owned by such holder on all matters submitted to a vote of our stockholders, except for the election of directors to be elected by the holders of Series A Preferred Stock pursuant to the terms of the Series A Preferred Stock. Holders of our common stock are not entitled to cumulative voting rights. In the event of a liquidation, dissolution or winding up of Dana, holders of our common stock will be entitled to share equally and ratably in any assets remaining after the payment of all debt and liabilities, subject to the prior rights of holders of any outstanding preferred stock. Holders of our common stock have no preemptive or other subscription or conversion rights. The common stock is not subject to redemption.

Preferred Stock

Issuance.  We issued the Preferred Stock pursuant to the Third Amended Joint Plan of Reorganization (the “Plan”) of Dana Corporation and its subsidiaries, as approved by the United States Bankruptcy Court for the Southern District of New York on December 26, 2007, in connection with our emergence from bankruptcy protection on January 31, 2008. We issued $250 million in aggregate liquidation preference of the Series A Preferred Stock to certain affiliates of the private equity firm Centerbridge Partners, L.P. (such affiliates, collectively, “Centerbridge”), in consideration for Centerbridge’s investment in Dana pursuant to the Plan. We also issued to certain qualified investors $540 million in aggregate liquidation preference of the Series B Preferred Stock in consideration for their investment in Dana pursuant to the Plan. In connection with the issuance of the Series A Preferred Stock, we entered into a Shareholders Agreement (as defined below) with Centerbridge, which granted Centerbridge certain rights with respect to the selection of board members and approval of significant transactions, and imposed certain restrictions on Centerbridge’s ability to acquire additional shares of our common stock. See “— Shareholders Agreement” below.

Liquidation Preference and Conversion Rights.  The Preferred Stock has a liquidation preference of $100 per share and is convertible into common stock at a current conversion price of $13.19 per share of common stock. Shares of Series A Preferred Stock having an aggregate liquidation preference of not more than $125 million are convertible at any time at the option of the applicable holder, and the remaining shares of Series A Preferred Stock are convertible after January 31, 2011. The Series B Preferred Stock is convertible at any time at the option of the applicable holder. In addition, in the event that the per share closing sales price of our common stock exceeds $22.24 for at least 20 consecutive trading days beginning on or after January 31, 2013, we will be able to cause the conversion of all, but not less than all, of the Preferred Stock. The price at which the Preferred Stock is convertible is subject to adjustment in certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions, and also as a result of certain issuances of common stock or common stock derivatives.

Dividends.  The Preferred Stock is entitled to dividends at an annual rate of 4.0%, payable quarterly in cash as approved by our board of directors. The payment of dividends on the Preferred Stock was suspended in November 2008 under the terms of our amended senior secured term loan credit facility and may resume when our total leverage ratio as of the end of the previous fiscal quarter is less than or equal to 3.25:1.00.

Voting Rights and Ranking.  The shares of Preferred Stock have equal voting rights and vote together as a single class with the common stock on an as-converted basis, except that the Series A Preferred Stock is entitled to vote as a separate class to elect three directors as described in the following paragraph. For purposes of liquidation, dissolution or winding up of Dana, the Preferred Stock ranks senior to any other class or series of our capital stock, the terms of which are not expressly senior to or pari passu with the Preferred Stock.

Right to Select Board Members.  Pursuant to the Shareholders Agreement and our Restated Certificate of Incorporation, for as long as Centerbridge, the initial holder of the Series A Preferred Stock, owns at least $125 million of the Series A Preferred Stock, our board of directors will be comprised of nine members, as follows: (i) three directors (one of whom must be independent) designated by Centerbridge and elected by holders of the Series A Preferred Stock, (ii) one independent director nominated by a special purpose nominating committee comprised of two designees of Centerbridge and one other board member, and (iii) five directors nominated by our board. With the exception of the three directors elected by holders of the Series A Preferred Stock, the remaining directors are elected by holders of our common stock and any other class of capital stock entitled to vote in the election of directors (including the Preferred Stock), voting together as a single class at each meeting of stockholders held for the purpose of electing directors. Holders of the Preferred Stock also have the right to elect two additional directors in the event that six quarterly dividends on the Preferred Stock are accrued but unpaid, unless at such time the holders of Series A Preferred Stock continue to have the right to elect three directors as described in this paragraph.

Approval Rights.  Until January 31, 2011, so long as Centerbridge owns Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge will have certain approval rights, which are described below under “—Shareholders Agreement.”

Additional Preferred Stock.  Our Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of preferred stock, including the Preferred Stock described above. Our board of directors is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each series voting rights, if any, designation, preferences and relative, participating, optional or other special rights and such qualifications, limitations, or restrictions as provided in a resolution or resolutions adopted by the board.

The purpose of authorizing the board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, may have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Shares of preferred stock may also be reissued by Dana following redemption of such shares by us or conversion of such shares by the holder, as applicable.

Shareholders Agreement

Dana is a party to a shareholders agreement, dated January 31, 2008 (the “Shareholders Agreement”), with Centerbridge. Among other things, the Shareholders Agreement provides for certain rights and restrictions that could make the acquisition of Dana by means of a tender offer, a proxy contest or otherwise more difficult. Centerbridge currently owns 100% of our Series A Preferred Stock.

Centerbridge is limited until January 31, 2018 in its ability to acquire additional shares of Dana common stock or other Dana voting securities if it would own more than 30% of our voting securities after such acquisition. Centerbridge is also limited until such time in its ability to take other actions to control Dana without the consent of a majority of our board of directors (excluding the three directors elected by holders of the Series A Preferred Stock and the one director nominated by the special purpose nominating committee), including publicly proposing or announcing, or otherwise disclosing an intent to propose, causing Dana to disclose, or entering into an agreement with any person for, (i) any form of business combination, acquisition or other transaction relating to Dana or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to Dana or any of its subsidiaries, or (iii) any demand to amend, waive or terminate the standstill provision in the Shareholders Agreement. In addition, Centerbridge is prohibited from otherwise acting, alone or in concert with others, to seek or to offer to control or influence the management, board of directors or policies of Dana or its subsidiaries.

Until such time as Centerbridge no longer beneficially owns at least 50% of the outstanding shares of Series A Preferred Stock, holders of the Preferred Stock have preemptive rights sufficient to prevent dilution of their ownership interests with respect to issuances of new shares of our capital stock (other than shares of common stock if at the time of issuance the common stock is listed on a national securities exchange, certain issuances to employees, directors or consultants of ours or in connection with certain business acquisitions). Such preemptive rights require that we must offer the holders of Preferred Stock new shares of capital stock having the same terms and purchase price as the new shares of capital stock to which such rights relate.

Until January 31, 2011, so long as Centerbridge owns Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge’s approval will be required for Dana to do any of the following:

•	enter into material transactions with directors, officers or 10% stockholders (other than officer and director compensation arrangements);

•	issue debt or equity securities senior to or pari passu with the Series A Preferred Stock other than in connection with certain refinancings;

•	issue equity at a price below fair market value;

•	amend our Bylaws in a manner that materially changes the rights of Centerbridge or stockholders generally or amend the Restated Certificate of Incorporation;

•	subject to certain limitations, take any actions that would result in share repurchases or redemptions involving cash payments in excess of $10 million in any 12-month period;

•	effect a company sale, meaning a merger or similar transaction that results in the transfer of 50% or more of the outstanding voting power of Dana, a sale of all or substantially all of Dana’s assets or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of Dana is exchanged for or converted into cash, securities or property of another business organization;

•	voluntarily or involuntarily liquidate Dana; or

•	pay cash dividends on account of our common stock or any other stock that ranks junior to or pari passu with the Series A Preferred Stock, including the Series B Preferred Stock (other than the stated 4.0% dividend on the Series B Preferred Stock).

Centerbridge’s approval rights above are subject to override by a vote of two-thirds of Dana’s voting securities not held by Centerbridge. Centerbridge’s approval rights above with respect to dividends and the issuance of senior or pari passu securities may end earlier than stated above if certain financial ratios are met.

In the event that Centerbridge at any time owns in excess of 40% of the issued and outstanding voting securities of Dana, on an as-converted basis, all voting securities owned by Centerbridge in excess of the 40% threshold will be voted on any proposal in the same proportion that Dana’s other stockholders vote their voting securities with respect to such proposal. Centerbridge may not receive any premium, payment or fee from any person in connection with voting in favor of or transferring any Dana voting securities in connection with a company sale unless such amount is shared with or payable to all Dana stockholders on a pro rata basis.

Certain Anti-Takeover Effects

Certain provisions of our Restated Certificate of Incorporation and Bylaws, as well as the General Corporation Law of the State of Delaware, may have the effect of delaying, deferring or preventing a change in control of Dana. Such provisions, including those regulating the nomination of directors, limiting who may call special stockholders’ meetings and eliminating stockholder action by written consent, together with the terms of the Preferred Stock, may make it more difficult for other persons, without the approval of our board of directors, to make a tender offer or otherwise acquire substantial amounts of common stock or to launch other takeover attempts that a stockholder might consider to be in such stockholder’s best interest.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a business combination with (i) a stockholder who owns 15% or more of our outstanding voting stock, otherwise known as an interested stockholder, (ii) an affiliate of an interested stockholder, or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. Our debt securities may be issued from time to time in one or more series. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, as Senior Indenture Trustee (the “senior indenture”). The subordinated debt securities will be issued under an indenture between us and U.S. Bank National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “— Ranking and Subordination — Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, which are incorporated by reference as exhibits or filed as exhibits to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities that may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect to which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•	the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at Dana’s option or the option of the holder of such debt securities;

•	the obligation, if any, of Dana to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of the holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•	provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holder of such debt securities or Dana, as the case may be, for or into new securities of a different series, Dana’s common stock or other securities;

•	if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•	if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of Dana or the holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•	if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•	provisions, if any, related to the exchange of the debt securities, at the option of the holder of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “— Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Our payment obligations under any series of the debt securities may be guaranteed by one or more of our subsidiaries or other persons; however, we have not registered any such guarantees with the SEC and, in order to provide such guarantees, we would be required to file a separate registration statement with respect to such guarantees. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries or any other persons.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we are a holding company with no material business operations. Our ability to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flows of our subsidiaries and the distribution or other payment to us of such earnings or cash flows. In addition, certain indebtedness of our subsidiaries contains, and future agreements relating to any indebtedness of our subsidiaries may contain, significant restrictions on the ability of our subsidiaries to pay dividends or otherwise make distributions to us.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of Dana and will rank equally with our other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations of Dana and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means, with respect to such person, the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above, in each case, that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, then the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Consolidation, Merger, Conveyance or Transfer on Certain Terms

For so long as any debt securities are outstanding, except as described in the applicable prospectus supplement relating to such debt securities, Dana will not consolidate with or merge into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity, unless:

•	the entity formed by such consolidation or into which Dana is merged or the entity that acquires by conveyance or transfer the properties and assets of Dana substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of Dana to be performed or observed;

•	immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of Dana substantially as an entirety as set forth above, the successor person formed by such consolidation or into which Dana is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of Dana under the applicable indenture with the same effect as if such successor had been named as Dana in the applicable indenture. In the event of any such conveyance or transfer, Dana as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Certain Covenants

Any covenants of Dana pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving Dana.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person, and any partnership, association, joint venture or other entity in which such person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to the debt securities, each indenture will provide that we, at our option,

(a) will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(b) need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case, if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series (or 33 1/3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indentures as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

•	default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•	default for 90 days after written notice to us by the Trustee thereunder or by holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the prospectus supplement relating to the debt securities, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of Dana’s or the guarantor’s obligations under the applicable indenture and the debt securities of any series;

(2) to add to the covenants of Dana or any guarantor, if any, or to surrender any rights or powers of Dana or any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3) to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4) to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10) to secure any series of debt securities;

(11) to add guarantees in respect of any series or all of the debt securities;

(12) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the TIA; and

(13) to make any other change that does not adversely affect the rights of the holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3) or (5) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the prospectus supplement relating to such series of debt securities, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

•	change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

•	reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•	modify any of the provisions of applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers; or

•	impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture will provide that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

The Trustee

U.S. Bank National Association is the Trustee under each indenture. The Trustee and its affiliates may also provide banking, trustee and other services for us, and transact other banking business with us, in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. We may issue warrants for the purchase of common stock, preferred stock, debt securities or depositary shares. Warrants may be issued independently or together with common stock, preferred stock, debt securities or depositary shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE RIGHTS

We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, depositary shares, government securities, or other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of certain other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through the issuance of rights to our securityholders;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise, including through a combination of any of the above methods of sale.

In addition, we may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

•	sell shares of common stock short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, underwriters, dealers or agents will be authorized to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If more than 10 percent of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, or FINRA, participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h). The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and financial statement schedule of Dana Holding Corporation as of December 31, 2008 and for the 11 months then ended, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2008, incorporated into this prospectus by reference to Dana’s Current Report on Form 8-K filed on September 2, 2009, have been so incorporated in reliance on the report (which contains an explanatory paragraph related to Dana’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Dana Corporation as of December 31, 2007 and for the one month period ended January 31, 2008 and the two years in the period ended December 31, 2007, incorporated into this prospectus by reference to Dana’s Current Report on Form 8-K filed on September 2, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to Dana’s emergence from bankruptcy) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, Dana filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Dana files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. These filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document Dana files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Dana maintains a website at www.dana.com where the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable after those reports are filed with or furnished to the SEC. The Standards of Business Conduct for Employees and the Standards of Business Conduct for the board of directors adopted by Dana are also available on our website and are available in print to any stockholder who requests them. Such requests should be made in writing to the Corporate Secretary at Dana Holding Corporation, 3939 Technology Drive, Maumee, Ohio 43697.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the following documents which have been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (filed on March 16, 2009 and amended on March 17, 2009), including portions of our Proxy Statement for the 2009 annual meeting of stockholders (filed on March 19, 2009) to the extent specifically incorporated by reference therein;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 (filed on May 7, 2009) and June 30, 2009 (filed on August 6, 2009);

•	Our Current Reports on Form 8-K or Form 8-K/A filed on February 4, 2009; March 16, 2009; March 17, 2009; March 27, 2009; April 1, 2009; May 7, 2009; May 28, 2009; June 5, 2009; July 27, 2009; August 6, 2009 (two filings); and September 2, 2009 (with the exception of any information contained in such documents that has been “furnished” under Item 2.02 and/or Item 7.01 of Form 8-K, which information is not deemed “filed” and which is not incorporated by reference into this prospectus); and

•	The description of Dana’s common stock and preferred stock set forth in Dana’s Registration Statement on Form 8-A filed on January 31, 2008, and any amendment or report filed with the SEC for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date we stop offering securities pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents. The information contained on our website (www.dana.com) is not incorporated into this prospectus.

You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

34,000,000 Shares

Dana Holding Corporation

Common Stock

Goldman, Sachs & Co.

Citi

J.P. Morgan

Deutsche Bank Securities

UBS Investment Bank

Barclays Capital